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                            CERTIFICATE OF AMENDMENT
                                       TO
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN CLASSIC VOYAGES CO.


         AMERICAN CLASSIC VOYAGES CO., a Delaware corporation, (the "Corporation"), in order to amend its Second Amended and Restated Certificate of Incorporation, hereby certifies as follows:

         1. That the Board of Directors of the Corporation, by unanimous vote at a meeting of the Board of Directors duly called and held on March 22, 2000, adopted resolutions proposing and declaring advisable the following amendment (the "Amendment") to the Second Amended and Restated Certificate of
Incorporation:

                  That Article FOURTH of the Corporation's Second Amended and Restated Certificate of Incorporation be amended and restated in its entirety to read as follows:

                  FOURTH: The maximum number of shares of capital stock which the Corporation is authorized to issue or to have outstanding at any time shall be 110,000,000 shares, of which 100,000,000 shall be Common Stock of $.01 (one cent) par value and 10,000,000 shall be Preferred Stock of $.01 (one cent) par value. The Preferred Stock may be issued from time to time in one or more series, upon resolution or resolutions providing for such series adopted by the Board of Directors, with such distinctive designations as shall be stated in such resolution or resolutions. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to the applicable laws and provisions of this Article FOURTH, the designation, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

                  (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

                  (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

                  (c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption including the redemption price;

                  (d) The rights of the shares in case of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

                  (e) The voting rights, if any, for such series and the terms and conditions under which such voting rights may be exercised;

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                  (f)      The obligation, if any, of the Corporation to retire
                           shares of such series pursuant to a retirement or sinking fund or fund of a similar nature and the terms and conditions of such obligation;

                  (g) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of preferred stock, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

                  (h) Any other rights, preferences or limitations of the shares of such series as may be permitted by law.


         2. That the stockholders of the Corporation, at the annual meeting of stockholders of the Corporation held June 21, 2000, have given their approval of such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         3. That the Amendment to the Corporation's Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware and in accordance with other applicable laws and regulations.


Signed and attested to on August 9, 2000.



                                   AMERICAN CLASSIC VOYAGES CO.



                                   By: /s/ Jordan B. Allen
                                       -----------------------------------------
                                       Jordan B. Allen, Executive Vice President


ATTEST:


   /s/ Pam Stringer
----------------------------------
Pam Stringer, Assistant Secretary